EXHIBIT 3.1

CERTIFICATE OF DESIGNATION,
 PREFERENCES AND RIGHTS
OF
SERIES A 12.5% CUMULATIVE PREFERRED STOCK
OF
GENERAL FINANCE CORPORATION,
a Delaware corporation

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

General Finance Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority contained in Section Fourth of its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolutions creating a series of its Preferred Stock designated as Series A 12.5% Cumulative Preferred Stock:

NOW, THEREFORE, BE IT RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be, and hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

RESOLVED, FURTHER, that pursuant to the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, $.0001 par value per share, of the Corporation, to be designated "Series A 12.5% Cumulative Preferred Stock" (hereinafter referred to as the "Series A"), consisting of 900,000 shares, and to the extent that the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A are not stated and expressed in the Amended and Restated Certificate of Incorporation of the Corporation, does hereby fix and herein state and express such voting powers, designations, preferences, limitations, restrictions and relative rights as follows (which statement and expression shall be referred to as the "Certificate of Designation"):

1.             Designation and Amount.  The shares of such series shall be designated as "Series A 12.5% Cumulative Preferred Stock" and the number of shares constituting such series shall be 900,000.

2.             Dividend Provisions.  Each share of the Series A is entitled to receive, out of funds legally available therefor, cumulative dividends at the annual rate of Six Dollars Twenty-Five Cents ($6.25) and no more, payable in equal quarterly installments commencing on the 31sth day of January, July and October and the 30th day of April of each year after the issuance of such share, payable only when, as and if declared by the Board of Directors.  Such dividends shall cumulate (whether or not declared and whether or not funds are legally available for payment thereof) from the issue date to the date of payment of such dividends.  Such dividends will be paid to the holders of Series A in preference to any dividend which may be paid to the holders of the Common Stock.   In the event that full cash dividends are not paid or made available to the holders of all outstanding shares of Series A, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of Series A, ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash shall cumulate as provided above.  Accrued dividends shall be declared and paid equally on each share of Series A.

3.             Voting Rights.  The Series A shall not be entitled to vote except as otherwise may be provided by law and as set forth herein.  If dividends on the Series A and any other class or series of preferred stock ranking on a parity with the Series A which are entitled to similar voting rights have not been paid in an aggregate amount equal to at least six full quarterly dividend payments (whether or not consecutive), holders of the Series A and any such other class or series of preferred stock (voting as a single class) will be entitled to nominate two persons as advisory directors to attend, but not to vote at, certain meetings of the Board of  Directors’ until full dividends have been paid for at least four consecutive quarterly dividend periods.  Such advisory directors may be excused from any portion of a meeting of the Board of Directors that does not relate to the Series A.

4.             Fractional Shares.  Fractional shares of Series A may be issued by the Corporation.

5.             Liquidation Preference for Series A.

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(a)            Upon the voluntary or involuntary liquidation, winding up or dissolution of the Corporation, out of the assets available for distribution to stockholders each share of Series A shall be entitled to receive, in preference to any payment on the Common Stock, an amount equal to Fifty Dollars ($50.00) plus cumulative dividends as provided in Section 2 hereof accrued but unpaid to the date payment is made available to the Series A.  If, upon any such liquidation, winding up or dissolution of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the Series A ratably in proportion to the full amounts to which they would otherwise be respectively entitled. A reorganization shall not be considered to be liquidation, winding up or dissolution within the meaning of this subsection 5(a) and the Series A shall be entitled only to the rights provided in the plan of reorganization and elsewhere herein.

(b)           After the distributions described in subsection 5(a) hereof have been paid, subject to the rights of Series A and any other series of Preferred Stock which may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

6.           Conversion Rights of Series A.  The shares of Series A shall not be convertible into any other class or series of capital stock of the Corporation.

7.             Redemption.

(a)           Right to Redeem.  The Corporation shall have the right to redeem some or all of the shares of Series A on or after February 1, 2014.  If the Corporation elects to redeem some, but not all, shares of Series A eligible for redemption, the Corporation shall redeem from among the shares submitted by the various stockholders for redemption on the applicable date a pro-rata amount from each stockholder so submitting shares for redemption.

(i)           Mechanics of Redemption.  The Corporation shall effect each such redemption by giving written notice of its election to redeem, at least 20 days in advance of the redemption date, to the holder of shares of Series A appearing in the Corporation's register for the Series A.  Such redemption notice shall indicate whether the Corporation will redeem all or part of the shares of Series A and the applicable redemption price.  The Corporation may, in its sole and absolute discretion, issue a Contingent Redemption (as defined above) on any or all Series A shares.  If the Corporation gives notice of a Contingent Redemption and the Triggering Event (as defined above) does not occur within 180 days of the date upon which the Corporation gave notice of the Contingent Redemption, such redemption shall be void and the Corporation shall treat the Series A as though such notice of redemption had never been given. The Corporation shall be entitled to send a notice of redemption and begin the redemption procedures regardless of whether the Corporation has the full amount of the redemption price, in cash or liquid assets, available on the date the redemption notice is sent to stockholders. The redemption price shall be paid to the holder of shares of Series A redeemed on the date fixed in the notice of redemption for said redemption, which Contingent Redemption may be a fixed number of days following the date upon which Triggering Event occurs; provided, however, that the Corporation shall not be obligated to deliver any portion of any such redemption price unless either the certificates evidencing the shares of Series A redeemed are delivered to the Corporation or its transfer agent for the Series A, if any, or the holder notifies the Corporation or such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(ii)           Redemption Price.  The redemption price per share of Series A shall be $50.00 per share plus all accrued but unpaid dividends for such share.

8.             No Preemptive or Subscription Rights.  No holder of shares of Series A shall be entitled to preemptive or subscription rights.

9.             Amendment.  So long as any shares of Series A are outstanding, the Corporation shall not, without the affirmative vote of at least a majority of the outstanding shares of Series A voting as a single class, amend, alter or repeal any provision of this Certificate of Designation so as to affect the rights, preferences, qualifications, limitations or restrictions of the Series A.

[Signatures continued on next page]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights of Series A Preferred Stock to be duly executed by its Secretary on December 3, 2008.

GENERAL FINANCE CORPORATION

By:
Christopher A. Wilson Secretary

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